Exhibit 99.1

VAALCO ENERGY ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

HOUSTON – APRIL 17, 2017 –

VAALCO Energy, Inc. (NYSE: EGY) today announced the appointment of Phil Patman, Jr. as Chief Financial Officer effective April 17, 2017.

Mr. Patman has over 20 years of experience in the oil, gas and other areas of the energy industry in key roles including finance, business development, and legal management. Prior to joining VAALCO, from 2012 to 2016, Mr. Patman served as Senior Vice President of Business Development, The Americas, for Thailand's National Oil Company PTT Exploration and Production (PTTEP).  While at PTTEP, he led the company's E&P mergers and acquisitions activities in the US, Canada, and to a lesser extent, Brazil.  These activities involved multiple deal structures and tax regimes, and frequently required assessments of the impacts to complex financial statements.  Mr. Patman also served as Managing Director, Mergers & Acquisitions (Asia) for The AES Corporation from 2010 to 2011, where he led a team focused on acquisitions and sales of single and multiple-asset portfolios of Asian independent power plants.  He also served as Principal, Global Infrastructure, for Darby Private Equity, a unit of Franklin Templeton Investments, from 2007 to 2010, with a specific focus on Asian infrastructure, including energy systems and other fee-generating infrastructure assets.  Before that, Mr. Patman was Director, Business Development-Asia, for Globeleq Ltd. from 2004 to 2007 where he made acquisitions and divestitures; he also served on boards of directors of holding and subsidiary companies owned in part by Globeleq, and, as part of executing board decisions, had responsibility for approving financial statements.  He also served as a Professional Consultant, LNG and Natural Gas, for Marathon Oil from 2002 to 2004, where he advised on the development of Marathon's Equatorial Guinea LNG liquefaction facility.

Mr. Patman began his career as a lawyer in private practice in Houston, from 1993 to 1997.  He earned a J.D. from the University of Houston Law Center and a B.A. in the Plan II Honors Program from the University of Texas at Austin.

Cary Bounds, VAALCO’s Chief Executive Officer commented, “We are very pleased to have Phil Patman join us as our new Chief Financial Officer and lead our financial team. Phil’s extensive experience in international energy finance and business development will be beneficial in helping VAALCO execute our ongoing strategy. We believe as a team we can add significant shareholder value through the development of our premier Etame asset, while leveraging our existing infrastructure and technical expertise to seek attractively valued development opportunities.”

About VAALCO

VAALCO Energy, Inc., founded in 1985, is a Houston, Texas based independent energy company engaged in the acquisition, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company’s properties are located primarily in Gabon and Equatorial Guinea in West Africa.  Additional information on the Company is available at www.vaalco.com.

For further information: Investor Contact: Phil Patman 713-623-0801